Exhibit 99.1

Jake Elguicze
Treasurer and Vice President of Investor Relations
610-948-2836

FOR IMMEDIATE RELEASE      April 28, 2016

TELEFLEX REPORTS FIRST QUARTER 2016 RESULTS

First Quarter Revenues of $424.9 million, Down 1.1% Versus Prior Year Period; Up 1.1% on Constant Currency Basis

First Quarter GAAP Diluted EPS of $1.05, Up 26.5% Over the Prior Year Period

First Quarter Adjusted Diluted EPS of $1.52, up 16.9%

Reaffirmed 2016 Guidance Range for Constant Currency Revenue Growth of 5.0% to 6.0%

Raised 2016 Guidance Range for Adjusted Diluted EPS from $7.00 to $7.15 to $7.10 to $7.25

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the first quarter ended March 27, 2016.

First quarter 2016 net revenues were $424.9 million, a decrease of 1.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2016 net revenues increased 1.1% over the year ago period.

First quarter 2016 GAAP diluted earnings per share from continuing operations increased 26.5% to $1.05, as compared to $0.83 in the prior year period. First quarter 2016 adjusted diluted earnings per share from continuing operations increased 16.9% to $1.52, compared to $1.30 in the prior year period.

“On the heels of an extremely strong fourth quarter to end 2015, the Company delivered a solid start to 2016, with revenue that was in-line with, and adjusted earnings per share that exceeded, our expectations,” said Benson Smith, Chairman and Chief Executive Officer. “Despite the headwind of two fewer selling days in the quarter, Teleflex was able to expand our adjusted gross and operating margins from the year-ago period and drive double-digit adjusted earnings per share growth.”

Added Smith, "Based on the Company's performance during the first quarter of 2016, and our outlook for the remainder of the year, we are reaffirming our full year constant currency revenue growth guidance range of 5% to 6%, and increasing our full year adjusted diluted earnings per share guidance range from $7.00 to $7.15 to $7.10 to $7.25. Finally, I am pleased to announce the promotion of Liam Kelly to President and Chief Operating Officer. Liam has been instrumental in the Company's success since we transitioned to a pure-play medical device company, and I am confident in his ability to continue to drive Teleflex forward in the future.”

FIRST QUARTER NET REVENUE BY SEGMENT

Vascular North America first quarter 2016 net revenues were $81.5 million, an increase of 1.0% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2016 net revenues increased 1.5% compared to the prior year period. The increase in constant currency revenue was largely due to price increases.

Surgical North America first quarter 2016 net revenues were $38.9 million, an increase of 2.3% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2016 net revenues increased 3.1% compared to the prior year period. The increase in constant currency revenue was largely due to an increase in new product sales and price increases, somewhat offset by lower sales volume of existing products.

Anesthesia North America first quarter 2016 net revenues were $46.0 million, an increase of 1.1% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2016 net revenues increased 1.6% compared to the prior year period. The increase in constant currency revenue was largely due to an increase in new product sales.

EMEA first quarter 2016 net revenues were $122.1 million, a decrease of 5.6% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2016 net revenues decreased 1.9% compared to the prior year period. The decrease in constant currency revenue was largely due to lower sales volume of existing products and price decreases, somewhat offset by an increase in new product sales.

Asia first quarter 2016 net revenues were $49.2 million, an increase of 1.3% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2016 net revenues increased 6.4% compared to the prior year period. The increase in constant currency revenue was largely due to product sales resulting from acquisitions and higher sales volume of existing products.

OEM and Development Services (“OEM”) first quarter 2016 net revenues were $34.0 million, a decrease of 2.1% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2016 net revenues decreased 1.6% compared to the prior year period. The decrease in constant currency revenue was largely due to lower sales volume of existing products, somewhat offset by an increase in new product sales.

	Three Months Ended		% Increase/ (Decrease)
	March 27, 2016	March 29, 2015	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Vascular North America	$81.5	$80.8	1.5%	(0.5)%	1.0%
Surgical North America	38.9	38.1	3.1%	(0.8)%	2.3%
Anesthesia North America	46.0	45.4	1.6%	(0.5)%	1.1%
EMEA	122.1	129.3	(1.9)%	(3.7)%	(5.6)%
Asia	49.2	48.5	6.4%	(5.1)%	1.3%
OEM	34.0	34.7	(1.6)%	(0.5)%	(2.1)%
All Other	53.2	52.6	2.6%	(1.6)%	1.0%
Total	$424.9	$429.4	1.1%	(2.2)%	(1.1)%

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing for the first three months of 2016 aggregated to $32.3 million compared to $29.9 million for the prior year period.

Cash and cash equivalents at March 27, 2016 were $392.6 million compared to $338.4 million at December 31, 2015.

Net accounts receivable at March 27, 2016 were $274.7 million compared to $262.4 million at December 31, 2015.

Net inventories at March 27, 2016 were $338.9 million compared to $330.3 million at December 31, 2015.

Net debt obligations at March 27, 2016 were $690.1 million compared to $743.8 million at December 31, 2015.

2016 OUTLOOK

The Company reaffirmed its estimate that revenues for full year 2016 will increase 5.0% to 6.0% on a constant currency basis. On a GAAP basis, revenues are expected to increase 3.0% to 4.0% over prior year, reflecting the anticipated unfavorable impact of foreign currency.

The Company increased its full year 2016 adjusted diluted earnings per share from continuing operations guidance from a range of $7.00 to $7.15 to a range of $7.10 to $7.25. This new range represents an increase of 12.2% to 14.5% over 2015, which reflects our expectation of a negative foreign currency headwind of approximately 1%. The Company expects full year 2016 GAAP diluted earnings per share from continuing operations to be between $5.32 and $5.37.

FORECASTED 2016 CONSTANT CURRENCY REVENUE GROWTH RECONCILIATION

	Low	High

Forecasted 2016 GAAP revenue growth	3.0%	4.0%

Estimated impact of foreign currency fluctuations	2.0%	2.0%

Forecasted 2016 constant currency revenue growth	5.0%	6.0%

FORECASTED 2016 ADJUSTED EARNINGS PER SHARE RECONCILIATION

	Low	High

Diluted earnings per share attributable to common shareholders	$5.32	$5.37

Restructuring, impairment charges and special items, net of tax	$0.80	$0.85

Intangible amortization expense, net of tax	$0.90	$0.95

Amortization of debt discount on convertible notes, net of tax	$0.08	$0.08

Adjusted diluted earnings per share	$7.10	$7.25

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until May 3, 2016 at 11:59pm (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 90662973.

ADDITIONAL NOTES

References in this release to the unfavorable impact of foreign currency on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products we have sold for 36 months or less, and "existing products" refers to products we have sold for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures, which include:

Adjusted diluted earnings per share. This measure excludes, depending on the period presented (i) restructuring and other impairment charges; (ii) certain losses and other charges, including charges related to facility consolidations, net of the gain on sale of an asset; (iii) amortization of the debt discount on the Company’s convertible notes; (iv) intangible amortization expense; and (v) tax benefits resulting primarily from the resolution of audits of prior year returns and tax law changes affecting the Company's deferred tax liability. In addition, the calculation of diluted shares within adjusted earnings per share gives effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares).

Constant currency revenue growth. This measure excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management believes that the calculation of non-GAAP diluted shares is useful to investors because it provides insight into the offsetting economic effect of the convertible note hedge against conversions of the convertible notes. Management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling historical adjusted diluted earnings per share to historical GAAP earnings per share are set forth below. Tables reconciling constant currency net revenues to GAAP net revenues and reconciling forecasted non-GAAP measures to the most directly comparable forecasted GAAP measures are set forth above.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended – March 27, 2016
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$199.7	$136.3	$12.4	$10.0	($1.0)	$13.7	$2.6	$51.0	$1.05	48,782
Adjustments
Restructuring and other impairment charges	—	—	—	10.0	—	—	2.3	7.6	$0.16	—
Losses and other charges, net (A)	2.7	0.6	0.0	—	(1.0)	—	0.9	1.4	$0.03	—
Amortization of debt discount on convertible notes	—	—	—	—	—	3.5	1.3	2.2	$0.05	—
Intangible amortization expense	—	15.4	—	—	—	—	4.1	11.2	$0.23	—
Tax adjustment (B)	—	—	—	—	—	—	5.0	(5.0)	($0.10)	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	$0.12	(3,621)
Adjusted basis	$197.1	$120.4	$12.4	—	—	$10.2	$16.2	$68.5	$1.52	45,161
Quarter Ended – March 29, 2015
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$206.8	$139.7	$12.9	$4.4	—	$17.0	$9.3	$39.1	$0.83	47,295
Adjustments
Restructuring and other impairment charges	—	—	—	4.4	—	—	1.6	2.8	$0.06	—
Losses and other charges, net (A)	2.1	0.9	—	—	—	—	0.8	2.2	$0.05	—
Amortization of debt discount on convertible notes	—	—	—	—	—	3.2	1.2	2.0	$0.04	—
Intangible amortization expense	—	14.7	—	—	—	—	3.8	11.0	$0.23	—
Tax adjustment (B)	—	—	—	—	—	—	(0.2)	0.2	$0.00	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	$0.09	(3,056)
Adjusted basis	$204.7	$124.0	$12.9	—	—	$13.8	$16.5	$57.3	$1.30	44,239
(A) In 2016 losses and other charges, net related primarily to facility consolidations and the gain on sale of an asset. In 2015, losses and other charges, net related primarily to facility consolidations.

(B) The tax adjustment represents a net benefit resulting primarily from (1) the resolution of audits of prior year returns and (2) tax law changes affecting our deferred tax liability.

(C) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of our senior subordinated convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF NET DEBT OBLIGATIONS

March 27, 2016	December 31, 2015

	(Dollars in thousands)
Note payable and current portion of long term borrowings	$421,198	$417,350

Long term borrowings	641,973	641,850

Unamortized debt discount	19,531	22,999

Total debt obligations	1,082,702	1,082,199

Less: cash and cash equivalents	392,558	338,366

Net debt obligations	$690,144	$743,833

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2016 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions, including as a result of difficulties with various employees, labor representatives or regulators; the loss of skilled employees in connection with such initiatives; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions, including fluctuations in foreign currency exchange rates; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015.

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 27, 2016	March 29, 2015
	(Dollars and shares in thousands, except per share)
Net revenues	$424,893	$429,430
Cost of goods sold	199,746	206,793
Gross profit	225,147	222,637
Selling, general and administrative expenses	136,348	139,697
Research and development expenses	12,353	12,884
Restructuring charges	9,968	4,448
Gain on sale of assets	(1,019)	—
Income from continuing operations before interest and taxes	67,497	65,608
Interest expense	13,784	17,172
Interest income	(80)	(169)
Income from continuing operations before taxes	53,793	48,605
Taxes on income from continuing operations	2,613	9,332
Income from continuing operations	51,180	39,273
Operating loss from discontinued operations	(382)	(499)
(Benefit) taxes on loss from discontinued operations	(70)	204
Loss from discontinued operations	(312)	(703)
Net income	50,868	38,570
Less: Income from continuing operations attributable to noncontrolling interest	179	218
Net income attributable to common shareholders	$50,689	$38,352
Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.22	$0.94
Loss from discontinued operations	—	(0.02)
Net income	$1.22	$0.92
Diluted:
Income from continuing operations	$1.05	$0.83
Loss from discontinued operations	(0.01)	(0.02)
Net income	$1.04	$0.81
Dividends per share	$0.34	$0.34
Weighted average common shares outstanding
Basic	41,647	41,469
Diluted	48,782	47,295
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$51,001	$39,055
Loss from discontinued operations, net of tax	(312)	(703)
Net income	$50,689	$38,352

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 27, 2016	December 31, 2015
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$392,558	$338,366
Accounts receivable, net	274,660	262,416
Inventories, net	338,906	330,275
Prepaid expenses and other current assets	40,733	34,915
Prepaid taxes	31,098	30,895
Assets held for sale	7,054	6,972
Total current assets	1,085,009	1,003,839
Property, plant and equipment, net	318,183	316,123
Goodwill	1,303,456	1,295,852
Intangible assets, net	1,188,853	1,199,975
Investments in affiliates	196	152
Deferred tax assets	2,358	2,341
Other assets	45,411	53,492
Total assets	$3,943,466	$3,871,774
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$421,198	$417,350
Accounts payable	73,313	66,305
Accrued expenses	68,797	64,017
Current portion of contingent consideration	7,397	7,291
Payroll and benefit-related liabilities	72,031	84,658
Accrued interest	6,635	7,480
Income taxes payable	12,700	8,059
Other current liabilities	12,604	8,960
Total current liabilities	674,675	664,120
Long-term borrowings	641,973	641,850
Deferred tax liabilities	322,043	315,983
Pension and postretirement benefit liabilities	146,804	149,441
Noncurrent liability for uncertain tax provisions	26,168	40,400
Other liabilities	57,728	48,887
Total liabilities	1,869,391	1,860,681
Commitments and contingencies
Convertible notes - redeemable equity component (Note 15)	12,877	—
Mezzanine equity	12,877	—
Total common shareholders' equity	2,059,219	2,009,272
Noncontrolling interest	1,979	1,821
Total equity	2,061,198	2,011,093
Total liabilities and equity	$3,943,466	$3,871,774

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 27, 2016	March 29, 2015
	(Dollars in thousands)
Cash flows from operating activities of continuing operations
Net income	$50,868	$38,570
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	312	703
Depreciation expense	12,602	10,915
Amortization expense of intangible assets	15,357	14,740
Amortization expense of deferred financing costs and debt discount	4,377	4,195
Gain on sale of assets	(1,019)	—
Changes in contingent consideration	377	382
Stock-based compensation	3,437	3,832
Deferred income taxes, net	756	1,085
Other	(3,114)	(4,294)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(10,568)	(21,906)
Inventories	(5,104)	(14,578)
Prepaid expenses and other current assets	(3,749)	(4,756)
Accounts payable and accrued expenses	4,502	3,819
Income taxes receivable and payable, net	(2,202)	9,651
Net cash provided by operating activities from continuing operations	66,832	42,358
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(7,822)	(14,445)
Proceeds from sale of assets	1,251	—
Payments for businesses and intangibles acquired, net of cash acquired	—	(7,375)
Net cash used in investing activities from continuing operations	(6,571)	(21,820)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	—	30,000
Reduction in borrowings	(9)	(52)
Net proceeds from share based compensation plans and the related tax impacts	3,180	(289)
Payments for contingent consideration	(61)	(3,989)
Dividends paid	(14,179)	(14,118)
Net cash used in financing activities from continuing operations	(11,069)	11,552
Cash flows from discontinued operations:
Net cash used in operating activities	(126)	(1,126)
Net cash used in discontinued operations	(126)	(1,126)
Effect of exchange rate changes on cash and cash equivalents	5,126	(25,441)
Net increase in cash and cash equivalents	54,192	5,523
Cash and cash equivalents at the beginning of the period	338,366	303,236
Cash and cash equivalents at the end of the period	$392,558	$308,759

The accompanying notes are an integral part of the condensed consolidated financial statements.